UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

Valero Energy Corporation

(Name of Registrant as Specified In Its Charter)

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Valero Energy Corporation

One Valero Way

San Antonio, TX 78249

SUPPLEMENT TO PROXY STATEMENT FOR

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 6, 2025

Explanatory Note

On March 18, 2025, Valero Energy Corporation (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) and furnished to stockholders a definitive proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2025 (the “Annual Meeting”).

Company management recently engaged with a proxy advisory firm regarding our compensation program and the related disclosures in our Proxy Statement. In response to the feedback provided by the proxy advisory firm, the Company is providing this supplement (this “Supplement”) in order to supplement the Proxy Statement to provide additional compensation-related information. More specifically, this Supplement provides additional compensation-related information under the caption “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentive Awards—Performance Shares—TSR Metric” in the second paragraph of page 42 of the Proxy Statement. We appreciate the opportunity for this engagement and, as noted below, ongoing engagement with stockholders, stakeholders, and proxy advisory firms on our changes to the relative TSR component design and the overall compensation program design will continue and will be considered in future compensation decisions.

Updates to existing disclosures in the Proxy Statement are set forth below under the heading “Changes to the Proxy Statement”. Other than these changes, the Proxy Statement remains unchanged. Nothing in this Supplement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein, or that such disclosures were required or material for any other period.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented by this Supplement. The date of this Supplement is April 21, 2025, and it is being filed with the SEC on April 21, 2025.

Important Information

This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting. Except as described below under the heading “Changes to the Proxy Statement,” this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement. To the extent the information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. All page references are to pages in the Proxy Statement, and any defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods described in the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting. If you have already voted, no additional action is required. If you would like to revoke your prior vote on any proposal, please refer to the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting for instructions on how to do so.

The Proxy Statement and the other proxy materials previously distributed for the Annual Meeting contain important information regarding the matters to be acted upon at the Annual Meeting, and we encourage you to read them. Your vote is very important to us.

Reaffirmation of Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee of the Board has reviewed and discussed with management the supplements to the Compensation Discussion and Analysis contained in the Proxy Statement set forth in this Supplement. Based on the foregoing review and discussions and consideration of such other matters the Human Resources and Compensation Committee deemed relevant and appropriate, the Human Resources and Compensation Committee specifically reaffirms the Human Resources and Compensation Committee Report contained in the Proxy Statement with respect to the Compensation Discussion and Analysis included in the Proxy Statement as supplemented by this Supplement.

Members of the Human Resources and Compensation Committee:

Rayford Wilkins, Jr., Chair

Eric D. Mullins

Robert A. Profusek

Randall J. Weisenburger

The information under the caption “Reaffirmation of Human Resources and Compensation Committee Report” is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Supplement and irrespective of any general incorporation language in the Proxy Statement or this Supplement, unless specifically identified in such filing as being incorporated by reference in such filing.

Changes to the Proxy Statement

The following additional disclosures to the second paragraph of page 42 of the Proxy Statement (new text bold and underlined) supplement the information provided in the Proxy Statement:

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TSR Metric. Our relative TSR performance is compared to the TSR of the members of our Performance Peer Group throughout the overall three-year performance period. Performance periods measure TSR based on the average historical closing stock prices just prior to the beginning and the end of the performance periods, including dividends (except for the XLE index, for which the change in the index price across the designated performance periods is measured as TSR). We apply a multi-day historical average stock price in calculating TSR, as the occurrence of anomalous events, often outside of a company’s control, towards the end of any year can create short-term stock price swings that are not reflective of actual performance over the course of the performance period. To reduce the disproportionate impact of such events and better align pay with actual performance over the performance period, in January 2025, the Committee determined that when measuring TSR for our performance share awards it was advisable to assess the average closing stock price over a greater number of days (consistent with many of our peers referenced herein), and this methodology was applied to the outstanding tranches of the 2024 performance share awards, including the first tranche that vested in January 2025, and prospectively beginning with 2025 awards. At the end of each performance period, our TSR for the period is compared to the respective TSR of the members of our Performance Peer Group (for such tranche). In February 2025, the Committee approved an amendment to our performance share awards (beginning with 2025 awards and including outstanding tranches of prior awards), such that going forward our performance share awards will vest solely on the basis of relative TSR as set forth in the applicable award agreement, continuing to target above the peer-median TSR and applying an overall cap on vesting at 200 percent of target, but without application of the Energy Transition Modifier or the cap related to negative TSR.

As we have disclosed under “Overview of Our Engagement Efforts,” our robust compensation engagement efforts throughout the years have allowed us to incorporate ongoing feedback we received from stockholders. After careful consideration of such feedback and the increasing volatility to the already cyclical nature of our commodity-based business due to ongoing economic, geopolitical, and regulatory disruptions, in February 2025 the Committee approved the changes described above (beginning with 2025 awards and including outstanding tranches of prior awards scheduled to vest beginning in 2026). The Committee believes these changes are aligned with our business strategy of being the lowest cost operator with a proven history of operational excellence and an unwavering commitment to capital discipline, which has enabled us to deliver peer-leading performance and stockholder returns across the highs and lows of margin cycles. Consistent with this strategy and its outcomes, and with the ongoing feedback we have received during engagement, the performance metric looks solely to relative TSR performance to incentivize the focus of our management team on providing peer-leading stockholder returns not only in an above mid-cycle margin environment but also when external events outside of management’s control result in down or below mid-cycle margins and returns, rendering the cap related to TSR less effective in properly incentivizing management as it is not indicative of management performance. Also consistent with stockholder feedback, the Committee believes that relative TSR represents stockholder endorsement, or lack thereof, of Valero’s strategy and results. With regards to the removal of the Energy Transition Modifier, the Committee believes that relative TSR is a metric that measures overall company performance, including not only our refining segment, but also our low-carbon fuels businesses. With the uncertainty of public policy and the regulatory environment, the Committee believes that focusing solely on relative TSR, without the cap related to negative TSR and without the Energy Transition Modifier, is the most appropriate way to incentivize management in alignment with stockholders, while driving peer-leading performance and stockholder returns. Ongoing engagement with stockholders, stakeholders, and proxy advisory firms on these changes to the relative TSR component design and the overall compensation program design will continue and will be considered in future compensation decisions.

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